Exhibit 5.4
[Letterhead of Simpson Thacher & Bartlett LLP]
March 5, 2007
The Travelers Companies, Inc.
385 Washington Street
Saint Paul, Minnesota 55102
Ladies and Gentlemen:
     We have acted as counsel to The Travelers Companies, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-130323) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and Post-Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment No. 1”) filed by the Company under the Securities Act, relating to junior subordinated debt securities of the Company (the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in Post-Effective Amendment No. 1, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act in an indeterminate amount.
     The Securities will be issued under an indenture (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
     We have examined Post Effective Amendment No. 1 and the Indenture which has been filed with the Commission as an exhibit to Post-Effective Amendment No. 1. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee.
     We have assumed further that (1) at the time of authorization, execution and delivery by the Company of the Indenture, the Company will be validly existing and in good standing under the law of the State of Minnesota, (2) at the time of execution, authentication, issuance and delivery of the Securities the Company will be validly existing and in good standing under the law of the State of Minnesota and (3) the execution, delivery and performance by the Company of the Indenture and the Securities will not violate the law of the State of Minnesota or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion with respect to the Securities that assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”), (b) the due authorization, execution and delivery by the Company of the Indenture and (c) the due execution, authentication, issuance and delivery of such Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture, any supplemental indenture, and such agreement, such Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.
     We hereby consent to the filing of this opinion letter as Exhibit 5.4 to Post-Effective Amendment No. 1 and to the use of our name under the caption “Validity of Securities” in the Prospectus included in Post-Effective Amendment No. 1.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP